Exhibit 10.1

AvalonBay Communities, Inc.

671 N. Glebe Road, Suite 800

Arlington, VA  22203

December 16, 2011

Timothy J. Naughton

[address]

Dear Tim:

As you know, the Board of Directors and its Compensation Committee of AvalonBay Communities, Inc. (the “Company”) have concluded that employment agreements, as a general matter of policy, may no longer be in the best interests of the Company except under special circumstances and only then narrowly tailored to fit the situation.  Therefore, the Company and you have negotiated to terminate your existing Employment Agreement dated February 26, 2001, as the same has been amended to date (the “Current Employment Agreement”), on the following terms and conditions:

1.  Defined terms used in this letter and not defined elsewhere in this letter have the meanings ascribed thereto on Exhibit A attached hereto.

2.   You and the Company agree that, as of the Effective Date, your Current Employment Agreement will be of no further force and effect and will be terminated in full.  In consideration of your agreeing to terminate the Current Employment Agreement and your rights and benefits thereunder, the Company has agreed to provide you with the benefits described in paragraph 3 below.

3.  In the event the Company or any successor to the Company terminates your employment without Cause, then:

A.  The Company shall pay to you as severance following your termination the following (subject to tax withholding):

(a)          An amount of cash determined as follows:  your annual cash bonus at target plus the dollar value of your annual long term incentive award at target, for the year of termination, pro rated to reflect the portion of the year worked through the date of termination.  For example, if the termination occurs on June 30, 20XX, and your annual cash bonus at target for 20XX is $X and the dollar value of your long term incentive award at target for 20XX is $Y, then the amount due under this clause (a) would be 50% of ($X plus $Y).

plus

(b)         An amount of cash equal to two (2) times your Covered Compensation as in effect on the date of termination, provided that if such termination occurs within a two-year period after a Sale Event, then the amount of cash under this clause (b) shall equal three (3) times your Covered Compensation as in effect on the date of termination.  (We further agree that if your employment is terminated by us without Cause either (i) after the Company has entered into a definitive agreement with a third party with respect to a transaction that if consummated would result in a Sale Event or (ii) at a time when we actively anticipate or are planning to enter into such an agreement, and thereafter in either case a Sale Event occurs within six months after your employment terminates, you will receive an additional cash payment of one (1) times your Covered Compensation (so that the total amount received by you, after receipt of such additional cash payment, shall equal three (3) times your Covered Compensation as in effect on the date of termination).)

B.  In addition, your unvested employee stock options and restricted stock grants would vest on the date of termination and you would have one year to exercise your employee stock options (subject to the earlier expiration of the 10 year term of such options).

C.  You would also be provided with other customary benefits, if any, that are generally provided by the Company for officers who are terminated without cause, such as payment of COBRA premiums for a period of time.

D.  Notwithstanding any other provision of this agreement, in the event that the amounts you would receive pursuant to this agreement for a termination without Cause, together with any other amounts you would receive in connection with such termination of employment, would be subject to the excise tax imposed by Section 4999 of the Internal Revnue Code of 1986, as amended (“Code”), then the limitation provisions relating to Section 4999 of the Code contained in Section 6 of the Company’s Officer Severance Plan (as such plan is in effect on the date hereof, or a successor provision in an amended or successor Officer Severance Plan if such successor provision when applied is more beneficial to you) will apply as if stated in full herein and may limit the the cash payments and benefits you receive upon such termination.

We agree that if (i) we do any of the following (each, a “Default”),  and (ii) within thirty days of a Default or alleged Default you provide us of notice of your intent to terminate your employment by reason of such Default with reasonable specificity as to the actions taken by us which constitute a Default, and (iii) we do not cure such Default within ten days of our receipt of your notice relating thereto, then in such event you may terminate your employment and such termination shall constitute a termination without Cause such that you are entitled to the benefits described above:  (a) we reduce your title after January 1, 2012 to below that of Chief Executive Officer,  or (b) your are not the most senior executive officer directing the day-to-day activities of the Company, or (c) you do not report directly to the full Board of Directors, or (d)  we violate our agreement in Section 4 of this letter agreement.

Notwithstanding the foregoing, you will only be entitled to the payments above upon execution by you, within 30 days following your termination and upon the lapse of the seven-day revocation period (or such other revocation period as we are required to legally provide you), of a Separation and Release Agreement containing reasonable general release, confidentiality, return of property, one year employee non-solicitation, and mutual non-disparagement provisions, with provisions addressing these and related matters to be in a form substantially similar to those set forth in Exhibit B.  Subject to the foregoing,  and the delay that may be required pursuant to the provisions set forth in Exhibit C attached hereto, payments will be made as soon as reasonably practicable (as determined by the Company) after your execution of such Separation and Release Agreement and the lapse of any required revocation period but in all events such payments must be made (unless you do not timely execute a Separation and Release Agreement through no fault of the Company’s) on or before the 60th day after your involuntary termination of employment, except that (i) if such 60-day period begins in one calendar year and ends in a second calendar year, such payment in all events will occur during the second calendar year and within such 60-day period, and (ii) such payment may be further delayed in accordance with the provisions set forth in Exhibit C.

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4.  The Company acknowledges that your base salary, cash bonus and long term incentive bonus are each a material part of your total compensation.   The Company will endeavor to provide you with a reasonable bonus program which continues to provide for a reasonable cash bonus and/or reasonable long term incentive bonus to compensate you for the achievement by the Company and/or you of reasonable goals and objectives such that your total compensation (consisting of base salary, cash bonus and long term incentive bonus), in light of the Company’s performance and your performance and service as Chief Executive Officer, is reasonable under the circumstances and reasonable relative to the cash bonuses and long term incentive bonuses awarded other officers of the Company as compared to their target bonuses.  The Company shall not be in breach of this provision unless it can be demonstrated that the Company acted in bad faith in determining whether to award (or the size of an award of) a cash bonus or long term incentive bonus, which determination of bad faith shall specifically be made with reference to the target awards set for other officers and the actual awards paid other officers.

6.  This agreement shall remain in effect until December 31, 2015, and may be renewed thereafter upon mutual agreement of the parties.  While this agreement is in effect, you would not receive cash severance under the Company’s Officer Severance Plan in addition to the cash severance provided hereunder (except to the extent that you would have been entitled to a greater benefit under the Officer Severance Plan).

7.  This agreement shall be governed by the laws of the state of Virginia.

8.  Your employment remains “at will” and may be terminated at any time, with or without Cause, at the option of the Company, subject only to the severance obligations provided herein and as otherwise provided by law.

9.  Reference is made to the Endorsement Split Dollar Life Insurance Company Agreement between you and the Company originally entered into on January 28, 2003 and most recently amended and restated on December 14, 2008 (as so amended and restated, the “Split Dollar Agreement”).  In the Split Dollar Agreement, “Employment Agreement” is defined as your Current Employment Agreement, but you agree, by your execution of this agreement, that, regardless of whether this agreement is in effect or has expired, (i) such reference in the Split Dollar Agreement shall hereafter be understood to refer to this Agreement, and (ii) the reference in the Split Dollar Agreement to a Constructive Termination Without Cause, which is a term that is not used in this Agreement, shall hereafter be understood to refer to your decision to terminate your employment because of an uncured Default as provided in Section 3 of this Agreement.

[End of Text]

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Sincerely,

AvalonBay Communities, Inc.

	By:	/s/ Bryce Blair
		Name:	Bryce Blair
		Title:	Chairman and CEO

Accepted and Agreed to:

/s/ Timothy J. Naughton
Name: Timothy J. Naughton
Dated: December 16, 2011

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Exhibit A

Definitions

“Effective Date” means the latest date on which letter agreements terminating the current employment agreements of you, Thomas J. Sargeant and Leo Horey are fully signed by all of the Company, you and Messrs. Sargeant and Horey.

“Cause” means a vote of the Board of Directors of the Company resolving that you should be dismissed as a result of (i) any material breach by you of any agreement to which the you and the Company are parties, (ii) any act (other than retirement) or omission to act by you which may have a material and adverse effect on the business of the Company or on your ability to perform services for the Company, including, without limitation, the commission of any crime (other than ordinary traffic violations), or (iii) any material misconduct or neglect of duties by you in connection with the business or affairs of the Company.

“Covered Compensation” means the sum of (i) your base salary on the date of termination plus (ii) the average of your last two annual cash bonuses as of the date of termination.

“Sale Event” shall have the meaning given thereto in the Company’s 2009 Stock Incentive Plan.

A-1

Exhibit B

Separation and Release Agreement Terms

Offset for Withholding Tax.  You acknowledge that income taxes or other legally mandated withholding will be due upon the transfer or vesting of stock or the exercise of stock options and the Company will not be obligated to deliver to you any share certificates until you have satisfied all withholding tax obligations.  You agree and authorize the Company to withhold cash payments otherwise due to you under this Separation and Release Agreement, and to use such withheld payments for the purpose of satisfying any obligations which you may have for taxes or other legally mandated withholding until such obligations are fully satisfied.  In the event that the payments withheld are insufficient to satisfy such obligations, you agree to make any additional payments necessary directly to the Company until all such obligations are satisfied.  The Company will allow you, should you elect, to have shares withheld to satisfy the tax withholding obligation that accrues upon the vesting of the shares.

Release of Claims.  In consideration of all payments described in this Separation and Release Agreement, you hereby covenant and agree as follows:

(a)           You, on behalf of yourself and your successors, heirs, assigns, executors, administrators and/or estate, hereby knowingly and voluntarily, irrevocably and unconditionally release, acquit and forever discharge the Company, its subsidiaries, divisions and related or affiliated entities, and each of their respective predecessors, successors or assigns, and the current and former officers, directors, partners, shareholders, representatives, employees and agents of each of the foregoing (the “Releasees”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred), known or unknown, that directly or indirectly arise out of, relate to or concern your employment or termination of employment with the Company (“Claims”), which you have, own or hold, or at any time heretofore had, owned or held against the Releasees up to the date on which you execute this Separation and Release Agreement, including without limitation, express or implied, all Claims for:  breach of express or implied contract; promissory estoppel; fraud, deceit or misrepresentation; intentional, reckless or negligent infliction of emotional distress; breach of any express or implied covenant of employment, including the covenant of good faith and fair dealing; interference with contractual or advantageous relations; or any alleged violation of:

Title VII of the Civil Rights Act of 1964, as amended;
The Civil Rights Act of 1991;
Sections 1981 through 1988 of Title 42 of the United States Code, as amended;
The Employee Retirement Income Security Act of 1974, as amended;
The Immigration Reform and Control Act, as amended;
The Americans with Disabilities Act of 1990, as amended;
The Age Discrimination in Employment Act of 1967, as amended;
The Workers Adjustment and Retraining Notification Act, as amended;
The Occupational Safety and Health Act, as amended;
The National Labor Relations Act;
The Sarbanes-Oxley Act of 2002;
Genetic Information Nondiscrimination Act of 2008;
Equal Pay Act of 1963, as amended;
The Family and Medical Leave Act of 1993, as amended;
The Fair Labor Standards Act, as amended;
The Consolidated Omnibus Budget Reconciliation Act, as amended;
The Virginia Human Rights Act — Va. Code § 2.2-3900 et seq.;

Virginia Statutory Provisions Regarding Retaliation/Discrimination for Filing a Workers’ Compensation Claim — Va. Code § 65.2-308(A) and (B);
The Virginia Equal Pay Act — Va. Code § 40.1-28.6;
Virginia Statutory Provisions Regarding Genetic Testing and Genetic Characteristics — Va. Code § 40.1-28.7:1;
The Virginians With Disabilities Act — Va. Code § 51.5-1 et seq.;
AIDS Testing Law — Va. Code Ann. §32.1-36.1;
Virginia Wage Payment and Hour Laws — Va. Code § 40.1-28.8 et seq. and Va. Code § 40.1-29;
Virginia Occupational Safety and Health (VOSH) Law — Va. Code § 40.1-49.3 et seq.;
Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;
Any public policy, contract, tort or common law; and
Any claim for costs, fees or other expenses including attorneys’ fees.

You intend this release to fully discharge the Releasees to the maximum extent permitted by law.

(b)           You acknowledge that you are releasing unknown claims.

(c)           You represent and warrant that you have not filed any complaints or charges asserting any Claims against the Releasees with any local, state or federal agency or court.  You further represent and warrant that you have not assigned or transferred to any person or entity any Claims or any part or portion thereof.

(d)           You agree that you will not hereafter pursue any Claim against any Releasee by filing a lawsuit in any local, state or federal court for or on account of anything which has occurred up to the present time as a result of your employment, and you shall not seek reinstatement with, or damages of any nature, severance, incentive or retention pay, attorney’s fees, or costs from the Company or any of the other Releasees; provided, however, that nothing in this Section      shall be deemed to release the Company from any claims that you may have (i) under this Separation and Release Agreement, (ii) for indemnification pursuant to and in accordance with applicable statutes and the by-laws of the Company, (iii) for vested retirement benefits under the terms of qualified employee pension or defined contribution benefit plans, or (iv) for accrued but unpaid wages. Nothing in this Separation and Release Agreement shall be construed to prohibit you from filing a charge or complaint, including a challenge to the validity of this Separation Agreement, with the Equal Employment Opportunity Commission or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission.

(e)           You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the federal Age Discrimination in Employment Act of 1967, as amended (the “ADEA”).  You also acknowledge that the consideration given in paragraphs          hereof is in addition to anything of value to which you were already entitled.  You further acknowledge that you have been advised by this Separation and Release Agreement, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Separation and Release Agreement; (b) you have been advised hereby to consult with an attorney prior to executing this Separation and Release Agreement; (c) you have twenty-one (21) days to consider this Separation and Release Agreement (although you may choose to voluntarily execute this Separation and Release Agreement earlier); and (d) you have seven (7) days following the execution of this Separation and Release Agreement to revoke this Separation and Release Agreement.  Any revocation within this period must be submitted, in writing, to                         , 671 North Glebe Road, Suite 800, Arlington, VA 22203, and state, “I hereby revoke my acceptance of our letter agreement dated as of September 30, 2011 and the release contained therein.”  The revocation must be delivered to and received by the Vice President of Human Resources or her designee, or mailed to Suzanne Jakstavich and postmarked within seven (7) calendar days after execution of this Separation and Release Agreement.  This Separation and Release Agreement shall not become effective or enforceable until the revocation period has expired (the “Effective Date”).  If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Virginia, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday or legal holiday.

Disputes.  Any and all of your claims (i) arising under this Separation and Release Agreement, (ii) for indemnification pursuant to and in accordance with applicable statutes and the by-laws of the Company, (iii) for vested retirement benefits under the terms of qualified employee pension or defined contribution benefit plans, (iv) for accrued but unpaid wages, or (v) arising after the execution date of this Separation and Release Agreement may be brought in a court of competent jurisdiction.  The Company shall pay your reasonable attorney’s fees and costs if you prevail in the litigation.

Return of Property.  To the extent you have not already done so, (i) you will return to the Company all records, correspondence, notes, financial statements, computer printouts and other documents and recorded material of every nature (including copies thereof) that may be in your possession or control dealing with Confidential Information (as described in the Company’s Code of Business Conduct and Ethics), or other work product that is proprietary to the Company, including yield matrices, templates and model documents, and (ii) you will return to the Company all other Company property.   Notwithstanding the foregoing, you may copy and keep your electronic contacts and address book.

Non-Solicitation Agreement.  You agree that for the one (1) year period following your termination of employment, you will not, without the prior written consent of the Company, solicit or attempt to solicit for employment with or on behalf of any organization or enterprise, any employee of the Company or any of its affiliates or any person who was formerly employed by the Company or any of its affiliates within the preceding six months, unless such person’s employment was terminated by the Company or any of such affiliates.

Litigation Cooperation.  You agree to continue to serve the Company as a litigation consultant and, in connection therewith, to cooperate reasonably with the Company in (i) the defense or prosecution of any claims or actions which already have been brought or which may be brought in the future against or on behalf of the Company and (ii) responding to, cooperating with, or contesting any governmental audit, inspection, inquiry, proceeding or investigation, which relate to events or occurrences that transpired during your employment with the Company.  Your cooperation in connection with such claims or actions shall include, without implication of limitation: promptly notifying the Company in writing of any subpoena, interview, investigation, request for information, or other contact concerning events or occurrences that transpired during your employment with any of the Company; being reasonably available to meet with counsel for the Company, or any of its affiliates, to prepare for discovery or trial; to testify truthfully as a witness when reasonably requested and at reasonable times designated by the Company; and to meet with counsel or other designated representatives of the Company at reasonable times and places; to prepare responses to and to cooperate with any Company’s processing of governmental audits, inspections, inquiries, proceedings or investigations.  You further agree that you shall not voluntarily provide information to or otherwise cooperate with any individual or entity that is contemplating or pursuing litigation against any of the Releasees or that is undertaking any investigation or review of any of the Releasees’ activities or practices; provided, however, that you may participate in or otherwise assist in any investigation or inquiry conducted by the EEOC.  The Company will try, in good faith, to exercise its rights under this Section so as not to unreasonably interfere with your personal schedule or ability to engage in gainful employment.  In the event other commitments preclude you from being available to the Company when requested, you may decline a Company request for cooperation so long as you promptly provide to the Company reasonable alternative dates when you will be available to provide such cooperation.  The Company agrees to reimburse you for any reasonable out-of-pocket expenses that you incur in connection with such cooperation, subject to reasonable documentation.  The Company shall compensate you at an hourly rate based on your current base salary for time that you reasonably spend complying with your obligations as a litigation consultant under this Section, except that the Company shall not, under any circumstances, compensate you for time spent (i) testifying under oath or (ii) responding to questions from governmental investigators in a capacity as a fact witness.  You acknowledge that to the best of your knowledge you are not now aware of any violations of law that have been committed by the Company or, relating to Company business, by any of its officers or employees.

Confidentiality.  In furtherance of your obligations under this Separation and Release Agreement, you agree that you shall not disclose, provide or reveal, directly or indirectly, any confidential or proprietary information concerning the Company, including without implication of limitation, its operations, plans, strategies or administration, to any other person or entity unless compelled to do so pursuant to (a) a valid subpoena or (b) as otherwise required by law, but in either case only after providing the Company, to the attention of its Senior Vice President-General Counsel, with prior written notice and opportunity to contest such subpoena or other requirement. Written notice shall be provided to the Company as soon as practicable, but in no event less than five (5) business days after you receive notice compelling such disclosure.  You also agree to keep the terms of this Separation and Release Agreement confidential, although you may share it with your spouse and, as needed, with your attorneys, tax accountants and preparers, and financial advisors.

Exclusivity.  This Separation and Release Agreement sets forth all the consideration to which you are entitled by reason of your termination from the Company.

Tax Matters.  All payments and other consideration provided to you pursuant to this Separation and Release Agreement shall be subject to any deductions, withholding or tax reporting that the Company reasonably determines to be required for tax purposes.  Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.  Payments and benefits under this Agreement will be administered in accordance with Section 409A of the Internal Revenue Code of 1986, as amended.

Survival.  You and the Company agree that the terms set out in this Separation and Release Agreement, including but not limited to Sections                 , shall survive the signing of this Agreement.

Nondisparagement.  You agree not to take any action or make any statement, written or oral, which disparages or criticizes the Company or its officers, directors, agents, or management and business practices, or which disrupts or impairs the Company’s normal operations.  The Company agrees that its current executive officers (i.e., persons who at present hold the title of Executive Vice President, Chief Financial Officer, President or CEO)  and its current Senior Vice President-General Counsel will not take any action or make any statement, written or oral, which disparages or criticizes you or your management and business practices.  The provisions of this Section       shall not apply to any truthful statement required to be made by you or any executive officer of the Company, as the case may be, in any legal proceeding, governmental or regulatory investigation, in any public filing or disclosure legally required to be filed or made, or in any confidential discussion or consultation with professional advisors.

Notices, Acknowledgments, and Other Terms.

(a)           You are advised to consult with an attorney and tax advisor before signing this Separation and Release Agreement.  You acknowledge that you have been given a reasonable period of time to consider this Separation and Release Agreement before executing it.

(b)           By signing this Separation and Release Agreement, you acknowledge that you are doing so voluntarily and knowingly, fully intending to be bound by this Separation and Release Agreement.  You also acknowledge that you are not relying on any representations by any representative of the Company concerning the meaning of any aspect of this Separation and Release Agreement.

(c)           In the event of any dispute, this Separation and Release Agreement will be construed as a whole, will be interpreted in accordance with its fair meaning, and will not be construed strictly for or against either you or the Company.  Section headings and parenthetical explanations of section references are for convenience only and shall not be used to interpret the meaning of any provision or term of this Separation and Release Agreement.

(d)           The law of the Commonwealth of Virginia, excluding its conflict of laws principles, will govern any dispute about this Separation and Release Agreement, including any interpretation or enforcement of this Separation and Release Agreement.

(e)           In the event that any provision or portion of a provision of this Separation and Release Agreement shall be determined to be illegal, invalid or unenforceable, the remainder of this Separation and Release Agreement shall be enforced to the fullest extent possible and the parties expressly agree that the illegal, invalid or unenforceable provision or portion of a provision will be amended by a court of competent jurisdiction, or otherwise thereafter shall be interpreted, to reflect as nearly as possible without being illegal, invalid or unenforceable the parties’ intent if possible.  If such amendment or interpretation is not possible, the illegal, invalid or unenforceable provision or portion of a provision will be severed from the remainder of this Separation and Release Agreement and the remainder of this Separation and Release Agreement shall be enforced to the fullest extent possible as if such illegal, invalid or unenforceable provision or portion of a provision was not included.

(f)            This Separation and Release Agreement may be modified only by a written agreement signed by you and an authorized representative of the Company.

(g)           This Separation and Release Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and, except as expressly provided herein, supersedes all prior agreements between the parties with respect to any related subject matter.  It shall be subject to waiver, modification or amendment only by written instrument duly executed by both parties.

(h)           This Separation and Release Agreement shall be binding upon each of the parties and upon their respective heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of each party and to their heirs, administrators, representatives, executors, successors, and assigns.

(i)            Notices by the Company to you shall be made to your home address as reflected in the Company’s records, and notices by you to the Company shall be made to the attention of the Senior Vice President-General Counsel and delivered to the Company’s Arlington, Virginia office (or such other address as you are notified in writing).  Notices shall be by a nationally recognized overnight courier or by certified U.S. mail.

Exhibit C

Section 409A Saving Provisions

(a)           Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death.  If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b)           To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.”  The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A 1(h).

(c)           The parties intend that this Agreement will be administered in accordance with Section 409A of the Code.  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(d)           The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

C-1